Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-260972, No. 333-249286, and No. 333-254145) on Forms S-3 and S-8 of our reports dated February 24, 2022, with respect to the consolidated financial statements of C4 Therapeutics, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts
February 24, 2022